Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	Eileen L. Beck
	(717) 225-2794	(717) 225-2793

GLATFELTER REPORTS SECOND QUARTER 2018 RESULTS

YORK, Pennsylvania – July 31, 2018 – Glatfelter (NYSE: GLT) today reported a net loss of $7.4 million, or $0.17 per share for the second quarter of 2018 compared with a net loss of $5.7 million, or $0.13 per share in the second quarter of 2017.  On an adjusted basis, the net loss for the second quarter of 2018 was $4.3 million, or $0.10 per diluted share compared with a loss of $2.6 million, or $0.06 per diluted share, for the same period a year ago.  Net loss on an adjusted basis is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release.

Consolidated net sales totaled $405.8 million and $387.3 million for the three months ended June 30, 2018 and 2017, respectively.  Composite Fibers’ and Advanced Airlaid Materials’ net sales increased by 1.5% and 11.3%, respectively, on a constant currency basis.  Specialty Papers’ net sales declined 0.7% in the quarter-over-quarter comparison.

“Significantly higher input costs, and operational challenges in Specialty Papers, led to second-quarter results that were below our expectations,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “During the quarter, higher purchased pulp prices adversely impacted our results by $9 million.  While selling prices increased in all of our businesses, this was not sufficient to offset increases in raw material prices, particularly in Composite Fibers.  However, Advanced Airlaid Materials volume and net sales grew 6% and 16%, respectively, over last year.  The additional capacity from the new Fort Smith facility is ramping up and enabling us to meet demand from key customers who serve the growing North American wipes market.”

Mr. Parrini said, “In addition to higher pulp prices, Specialty Papers’ results were adversely affected by increased costs of the annual maintenance outages and cost penalties from a slower than expected restart.  However, the business unit successfully capitalized on an improving pricing environment, achieving a nearly $40 per ton increase in average selling prices compared with the first quarter of 2018.  With the maintenance outages now complete, we anticipate volumes and operating income to improve on the heels of strong industry operating rates and pricing momentum heading into the second half of the year.”

Mr. Parrini concluded, “While our second-quarter financial performance was weaker than expected, we are confident our engineered materials platform continues to represent significant opportunity for Glatfelter and value for our shareholders.  Our Advanced Airlaid Materials business is positioned to accelerate its growth as utilization of the new capacity increases.  In addition, we anticipate closing on our announced acquisition of Georgia-Pacific’s European nonwovens business during the fourth quarter, pending regulatory approval.  This transaction is expected to be immediately accretive, and we look forward to adding its complementary products to our Airlaid Materials portfolio.  Composite Fibers will continue to face competitive market conditions and raw material cost challenges in the near term; nonetheless, we remain a leader in the end-markets served and continue to be optimistic about the market growth potential.”

In June 2018¸ the Company announced a definitive agreement to purchase Georgia-Pacific’s European nonwovens business, based in Steinfurt, Germany, for $185 million, subject to customary purchase price adjustments.  The facility produces high-quality airlaid products for the table-top, wipes, hygiene, food pad, and other nonwoven materials markets.  The Steinfurt facility is a state-of-the-art, 32,000-metric-ton-capacity manufacturing facility that employs approximately 220 people.

As previously announced, the Company is reviewing strategic alternatives for the Specialty Papers business.  This review is ongoing and there can be no assurance that it will result in a particular outcome.

Glatfelter Reports Second Quarter 2018 Results	page 2

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended June 30
	2018		2017
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(7,399)	$(0.17)	$(5,714)	$(0.13)
Adjustments (pre-tax)
Costs related to strategic initiatives	2,172		—
Airlaid capacity expansion costs	1,672		2,495
Cost optimization actions	—		775
Specialty Papers' environmental compliance	—		216
Timberland sales and related costs	(565)		(74)
Total adjustments (pre-tax)	3,279		3,412
Income taxes (1)	(354)		(317)
U.S. Tax Reform	172		—
Total after-tax adjustments	3,097	0.07	3,095	0.07
Adjusted loss	$(4,302)	$(0.10)	$(2,619)	$(0.06)

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Second Quarter Business Unit Results

Composite Fibers

	Three months ended June 30
Dollars in thousands	2018	2017	Change

Tons shipped	40,441	41,891	(1,450)	(3.5)%
Net sales	$142,934	$133,137	$9,797	7.4%
Operating income	13,179	14,685	(1,506)	(10.3)%
Operating margin	9.2%	11.0%

Composite Fibers’ net sales increased $9.8 million, or 7.4%, primarily due to $1.5 million from higher selling prices and $7.8 million of favorable currency translation, partially offset by lower shipping volumes.

Composite Fibers’ second quarter of 2018 operating income totaled $13.2 million, a decrease of $1.5 million compared to the year-ago period.  Operating results were adversely impacted by $4.4 million of higher input costs, primarily due to significantly higher woodpulp prices, which were partially offset by efficient operations.  Currency translation favorably impacted results by $0.4 million.

Advanced Airlaid Materials

	Three months ended June 30
Dollars in thousands	2018	2017	Change

Tons shipped	27,005	25,507	1,498	5.9%
Net sales	$72,808	$62,836	$9,972	15.9%
Operating income	7,554	7,544	10	0.1%
Operating margin	10.4%	12.0%

Advanced Airlaid Materials’ net sales increased $10.0 million in the quarter-over-quarter comparison primarily due to a 5.9% increase in shipping volumes from continued growth of personal hygiene and wipes products, $1.8 million from higher selling prices and $3.0 million favorable impact from currency translation.

Glatfelter Reports Second Quarter 2018 Results	page 3

Operating income for the second quarter of 2018 increased slightly in the quarter-over-quarter comparison and totaled $7.6 million.  The second-quarter 2018 operating income was impacted by $0.9 million of depreciation expense related to the investment in the Fort Smith facility.

Specialty Papers

	Three months ended June 30
Dollars in thousands	2018	2017	Change

Tons shipped	173,160	184,129	(10,969)	(6.0)%
Net sales	$190,031	$191,368	$(1,337)	(0.7)%
Energy and related sales, net	945	981	(36)	(3.7)%
Operating loss	(20,889)	(13,492)	(7,397)	54.8%
Operating margin	(11.0)%	(7.1)%

Specialty Papers’ net sales decreased $1.3 million, or 0.7%, as a $4.2 million increase in selling prices was more than offset by a 6.0% decline in shipping volumes following a paper machine shutdown in the third quarter of 2017.

Specialty Papers’ operating loss totaled $20.9 million in the second quarter of 2018, compared with a loss of $13.5 million in the same period a year ago.  Operating results reflect the cost of annual maintenance outages at the Chillicothe, OH and Spring Grove, PA facilities which adversely impacted results by $29.0 million compared to $22.9 million in the second quarter 2017, reflecting a broader scope of work.  In addition, this quarter’s results were adversely impacted by a $6.1 million increase in raw material and energy costs, particularly purchased pulp.

Other Financial Information

In the second quarter of 2018, the Company recorded an income tax benefit of $8.0 million on a pre-tax loss of $15.4 million.  On an adjusted pre-tax loss of $12.1 million, the income tax benefit totaled $7.8 million including a $3.1 million investment tax credit.

2018 Year-to-Date

The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	Six months ended June 30
	2018		2017
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$(1,683)	$(0.04)	$5,889	$0.13
Adjustments (pre-tax)
Costs related to strategic initiatives	4,281		—
Airlaid capacity expansion costs	4,705		4,453
Cost optimization actions	—		2,788
Specialty Papers' environmental compliance	—		2,480
Timberland sales and related costs	(1,680)		(74)
Total adjustments (pre-tax)	7,306		9,647
Income taxes (1)	(1,309)		(999)
U.S. Tax Reform	(8)		—
Total after-tax adjustments	5,989	0.14	8,648	0.19
Adjusted earnings	$4,306	$0.10	$14,537	$0.33

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Glatfelter Reports Second Quarter 2018 Results	page 4

Balance Sheet and Other Information

Cash and cash equivalents totaled $107.2 million as of June 30, 2018, and net debt was $414.0 million compared with $365.2 million at the end of 2017.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during 2018 and 2017 are summarized below:

Capital Expenditures	Three months ended June 30		Six months ended June 30
In thousands	2018	2017	2018	2017

Airlaid capacity expansion	$1,299	$11,871	$12,619	$21,421
Specialty Papers' environmental compliance projects	-	4,156	-	11,850
Normal capital expenditures	9,077	18,237	24,325	37,776
Total capital expenditures	$10,376	$34,264	$36,944	$71,047

Adjusted free cash flow for the six months of 2018, was $(24.3) million compared with $(9.0) million in 2017.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Outlook

Composite Fibers’ shipping volumes in the third quarter of 2018 are expected to be approximately 8% higher than the second quarter.  Selling prices as well as raw material and energy prices are expected to increase slightly.

Advanced Airlaid Materials’ shipping volumes in the third quarter of 2018 are expected to be in-line with the second quarter of 2018, and selling, raw material and energy prices are expected to increase slightly.  For the full-year 2018, we anticipate shipping volumes to be 6% to 8% higher than 2017 as the ramp-up of new volumes has been delayed slightly by qualification processes.  We anticipate taking downtime in the third quarter to align supply with demand, resulting in an adverse impact to operating income of approximately $1 million.

Specialty Papers’ shipping volumes in the third quarter are expected to be 8% higher than the second quarter of 2018.  Average selling prices are expected to increase by approximately $20 per ton and we expect raw material and energy prices to increase slightly.

Consolidated capital expenditures for the year are expected to be between $60 million and $62 million.

The effective tax rate on adjusted earnings is expected to be approximately 35% in the second half of 2018.

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its second quarter results.  The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below.  Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2018 Earnings Release Conference Call

When:	Tuesday, July 31, 2018, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	6158757

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	July 31, 2018, 2:00 p.m. through August 14,2018, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	6158757

Glatfelter Reports Second Quarter 2018 Results	page 5

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to changes in industry, business, market, and economic conditions in the U.S., demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and engineered materials, offering innovation, world-class service and over a century and a half of technical expertise.  Headquartered in York, PA, the Company employs approximately 4,200 people and serves customers in over 100 countries. U.S. operations include facilities in Arkansas, Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in the U.S., China and Russia.  Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT.  Additional information may be found at www.glatfelter.com.

Glatfelter Reports Second Quarter 2018 Results	page 6

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended June 30		Six months ended June 30
In thousands, except per share	2018	2017	2018	2017
Net sales	$405,773	$387,342	$816,420	$778,055
Energy and related sales, net	944	981	2,372	2,110
Total revenues	406,717	388,323	818,792	780,165
Costs of products sold	385,114	358,588	748,283	694,801
Gross profit	21,603	29,735	70,509	85,364
Selling, general and administrative expenses	31,561	31,545	68,624	66,422
Gains on dispositions of plant, equipment
and timberlands, net	(579)	(58)	(2,133)	(26)
Operating income (loss)	(9,379)	(1,752)	4,018	18,968
Non-operating income (expense)
Interest expense	(5,814)	(4,476)	(11,009)	(8,484)
Interest income	26	45	80	158
Other, net	(257)	98	(28)	910
Total non-operating expense	(6,045)	(4,333)	(10,957)	(7,416)
Income (loss) before income taxes	(15,424)	(6,085)	(6,939)	11,552
Income tax provision (benefit)	(8,025)	(371)	(5,256)	5,663
Net income (loss)	$(7,399)	$(5,714)	$(1,683)	$5,889

Earnings (loss) per share
Basic	$(0.17)	$(0.13)	$(0.04)	$0.14
Diluted	(0.17)	(0.13)	(0.04)	0.13
Cash dividends declared
per common share	$0.13	$0.13	$0.26	$0.26
Weighted average shares outstanding
Basic	43,770	43,604	43,735	43,593
Diluted	43,770	43,604	43,735	44,449

We adopted the provisions of Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) which requires entities to present the service cost component of net periodic benefit costs in operating profit along with other employee compensation costs.  All other components of net periodic benefit costs are to be presented below the determination of operating income in “Other, net”.  As a result of applying the ASU, Costs of products sold for the second quarter of 2017 was increased by $0.7 million and Selling, general and administrative expenses were reduced by $0.4 million and the offsetting net reclassification reduced Non-operating expense by $0.3 million.  The comparable amounts for the first six months of 2017 were $2.0 million, $0.7 million and $1.3 million, respectively.  The adoption of the ASU only required reclassification of amounts of net periodic benefit costs and did not impact the amount of net income reported.

Glatfelter Reports Second Quarter 2018 Results	page 7

Business Unit Financial Information

(unaudited)

Three months ended June 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Net sales	$142.9	$133.1	$72.8	$62.8	$190.0	$191.4	$—	$—	$405.8	$387.3
Energy and related sales, net	—	—	—	—	0.9	1.0	—	—	0.9	1.0
Total revenue	142.9	133.1	72.8	62.8	190.9	192.4	—	—	406.7	388.3
Costs of products sold	118.0	107.6	62.8	53.0	200.6	195.6	3.7	2.4	385.1	358.6
Gross profit (loss)	24.9	25.5	10.0	9.8	(9.7)	(3.2)	(3.7)	(2.4)	21.6	29.7
SG&A	11.7	10.8	2.4	2.3	11.2	10.3	6.3	8.1	31.6	31.5
(Gains) losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	—	—	(0.6)	(0.1)	(0.6)	(0.1)
Total operating income (loss)	13.2	14.7	7.6	7.5	(20.9)	(13.5)	(9.4)	(10.5)	(9.4)	(1.8)
Non operating expense	—	—	—	—	—	—	(6.0)	(4.3)	(6.0)	(4.3)
Income (loss) before income taxes	$13.2	$14.7	$7.6	$7.5	$(20.9)	$(13.5)	$(15.4)	$(14.8)	$(15.4)	$(6.1)

Supplementary Data
Net tons sold (thousands)	40.4	41.9	27.0	25.5	173.2	184.1	—	—	240.6	251.5
Depreciation, depletion and amortization	$7.2	$7.0	$3.5	$2.3	$8.2	$7.7	$1.2	$0.7	$20.1	$17.7
Capital expenditures	2.8	2.1	2.5	12.9	4.5	15.8	0.6	3.5	10.4	34.3

Six months ended June 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Net sales	$284.5	$258.2	$142.4	$122.7	$389.5	$397.1	$—	$—	$816.4	$778.1
Energy and related sales, net	—	—	—	—	2.4	2.1	—	—	2.4	2.1
Total revenue	284.5	258.2	142.4	122.7	391.9	399.2	—	—	818.8	780.2
Costs of products sold	232.7	207.2	122.5	103.5	387.1	375.6	6.0	8.5	748.3	694.8
Gross profit (loss)	51.8	51.0	19.9	19.2	4.8	23.6	(6.0)	(8.5)	70.5	85.4
SG&A	23.3	21.9	5.1	4.6	23.3	23.6	16.9	16.3	68.6	66.4
(Gains) losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	—	—	(2.1)	—	(2.1)	-
Total operating income (loss)	28.5	29.1	14.8	14.6	(18.5)	—	(20.8)	(24.7)	4.0	19.0
Non operating expense	—	—	—	—	—	—	(11.0)	(7.4)	(11.0)	(7.4)
Income (loss) before income taxes	$28.5	$29.1	$14.8	$14.6	$(18.5)	$—	$(31.8)	$(32.1)	$(6.9)	$11.6

Supplementary Data
Net tons sold (thousands)	80.5	80.7	53.3	50.3	361.6	381.4	—	—	495.4	512.4
Depreciation, depletion and amortization	$14.6	$13.8	$6.3	$4.6	$16.3	$14.9	$2.3	$1.7	$39.5	$35.0
Capital expenditures	7.9	6.8	15.6	23.5	11.0	34.0	2.4	6.7	36.9	71.0

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Glatfelter Reports Second Quarter 2018 Results	page 8

Selected Financial Information

(unaudited)

	Six months ended June 30
In thousands	2018	2017

Cash Flow Data
Cash provided (used) by:
Operating activities	$38	$28,764
Investing activities	(34,628)	(70,964)
Financing activities	28,790	52,466

Depreciation, depletion and amortization	39,511	34,967
Capital expenditures	36,944	71,047

	June 30	December 31
	2018	2017
Balance Sheet Data
Cash and cash equivalents	$107,189	$116,219
Total assets	1,737,097	1,730,795
Total debt	521,159	481,396
Shareholders’ equity	686,952	708,928

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods.  For purposes of determining adjusted earnings, the following items are excluded:

•	Costs related to strategic initiatives. These adjustments primarily reflect one-time professional and legal fees incurred directly related to evaluating certain strategic initiatives.
•

Airlaid capacity expansion costs. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of certain business units in response to changes in business conditions.  The costs are primarily related to headcount reduction efforts, asset write-offs and certain contract termination costs.

•

Specialty Papers environmental compliance. These adjustments reflect non-capitalized, one-time costs incurred by the business unit directly related to the compliance with the U.S. EPA Best Available Retrofit Technology rule and the Boiler Maximum Achievable Control Technology rule.  This adjustment includes costs incurred during the transition period in which the newly installed equipment was brought on-line.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows.  These adjustments are irregular in timing and amount and may significantly impact our operating performance.

•

U.S. Tax Reform. These adjustments reflect amounts estimating the impact of the Tax Cuts and Jobs Act (“TCJA”) which was signed into law on December 22, 2017.  The TCJA includes, among many provisions, a tax on the mandatory repatriation of earnings of the Company’s non-U.S. subsidiaries and a change in the corporate tax rate from 35 % to 21%.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.

Glatfelter Reports Second Quarter 2018 Results	page 9

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended June 30		Six months ended June 30
In thousands	2018	2017	2018	2017

Cash from operations	$(7,623)	$21,203	$38	$28,764
Less: Capital expenditures	(10,376)	(34,264)	(36,944)	(71,047)
Add back: Airlaid capacity expansion	1,299	11,871	12,619	21,421
Add back: Specialty Papers' environmental compliance projects	—	4,156	—	11,850
Adjusted free cash flow	$(16,700)	$2,966	$(24,287)	$(9,012)

Net Debt	June 30	December 31
In thousands	2018	2017

Current portion of long-term debt	$10,982	$11,298
Long term debt	510,177	470,098
Total	521,159	481,396
Less: Cash	(107,189)	(116,219)
Net Debt	$413,970	$365,177